EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three month periods ended March 31, 2006 and 2005.


                                                Three Months Ended                                 Three Months Ended
                                                  March 31, 2006                                      March 31, 2005
                                                  --------------                                      --------------

                                     Income                                               Income
                                    Available                                            Available
                                    to Common                           Per-Share       to Common                       Per-Share
                                   Stockholders      Shares             Amount          Stockholders       Shares       Amount
                                   ------------      ------             --------        ------------       ------       ------


Net income                         $3,312,594                                           $1,001,017
  Less: Preferred stock dividends    (12,488)                                             (12,488)
                                   ------------                                         -----------
Income available to common
  stockholders                     $3,300,106      33,470,000            $0.10            $988,529      31,778,000       $0.03
                                                                         =====                                           =====

Effect of dilutive securities:
  Stock options and warrants              ---       1,417,000            (0.01)                ---          42,000         ---
  Preferred stock                      12,488         568,000               ---             12,488         568,000         ---
                                       ------         -------            ------             ------         -------       -----
Income available to common
  stockholders and assumed
  conversion                       $3,312,594      35,455,000            $0.09          $1,001,017      32,388,000       $0.03
                                   ==========     ===========            =====          ==========      ==========       =====

Options and warrants totaling approximately 6,148,000 and 1,232,000 respectively, were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive  for the three months ended March 31, 2006.  Options and warrants totaling approximately 7,529,000 and 2,894,000  respectively,  were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 2005.
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